As filed with the Securities and Exchange Commission on August 28, 1996
                                            SEC Registration No. 33-
=========================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                        FORM S-3 REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                          NETWORK LONG DISTANCE, INC.
                   -----------------------------------------
               (Exact Name of Registrant as Specified in Charter)

    DELAWARE                                              72-1122018
- ----------------------                                   -------------
(State or Other Jurisdiction                            (IRS Employer)
  of Incorporation)                                     Identification No.)

                               525 Florida Street
                          Baton Rouge, Louisiana 70801
                                 (504) 343-3125
             ------------------------------------------------------
            (Address and Telephone Number of Registrant's Principal
               Executive Offices and Principal Place of Business)

                     Marc I. Becker, Chairman of the Board
                               525 Florida Street
                          Baton Rouge, Louisiana 70801
                                 (504) 343-3125
            --------------------------------------------------------
           (Name, Address and Telephone Number of Agent for Service)

                                   Copies to:

                              John B. Wills, Esq.
                       410 Seventeenth Street, Suite 1940
                             Denver, Colorado 80202
                                 (303) 628-0747

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box.    /   /

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act
of 1933, check the following box.   / X /
- ----------------------------------------------------------------------------

                        CALCULATION OF REGISTRATION FEE
============================================================================
   Title of Each                  Proposed        Proposed
     Class of         Amount       Maximum    Maximum Aggregate   Amount of
   Securities to       to be   Offering Price     Offering      Registration
   be Registered   Registered(1)  Per Share       Price(2)           Fee
- ----------------------------------------------------------------------------
 $.0001 Par Value     337,079      $11.00        $3,707,869       $1,278.58
   Common Stock       Shares        Share
============================================================================
(1) All securities subject to this Registration Statement are on behalf of selling shareholders (see "Selling Shareholders").
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 by reference to the last sale reported on the NASDAQ Small-Cap-SM- Market on August 15, 1996.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The Exhibit Index appears on page II-6 of the sequentially numbered pages of this Registration Statement. This Registration Statement, including exhibits, contains 31 pages.

___________________________________________________________________________

                         NETWORK LONG DISTANCE, INC.

   Cross-Reference Sheet pursuant to Item 501(b) of Regulation S-K between Registration Statement (Form S-3) and Form of Prospectus.

    Item Number and Caption                  Location in Prospectus
    -----------------------                  ----------------------

1.  Forepart of the Registration             Cover Page; Inside Front
    Statement and Outside Front              Cover Pages
    Cover Page of Prospectus

2.  Inside Front and Outside Back            Inside Front Cover Pages

3.  Summary Information, Risk                Prospectus Summary; Risk
    Factors and Ratio of Earnings            Factors
    to Fixed Charges

4.  Use of Proceeds                          Not Applicable

5.  Determination of Offering Price          Cover Page; Plan of Distribution

6.  Dilution                                 Not Applicable

7.  Selling Security Holders                 Selling Shareholders

8.  Plan of Distribution                     Plan of Distribution

9.  Description of Securities to             Not Applicable
    be Registered

10. Interest of Named Experts                Not Applicable
    and Counsel

11. Material Changes                         Recent Developments

12. Incorporation of Certain                 Incorporation of Certain
    Information by Reference                 Documents by Reference

13. Disclosure of Commission                 Part II, Item 17
    Position on Indemnification
    for Securities Act Liabilities

___________________________________________________________________________

PROSPECTUS
- ---------------------------------------------------------------------------

                          NETWORK LONG DISTANCE, INC.

                          337,079  SHARES COMMON STOCK
                               ($.0001 PAR VALUE)

   All of the shares of Network Long Distance, Inc. (the "Company") Common Stock are being registered on behalf of security holders ("Selling Shareholders"), which are offering for sale 337,079 shares of the Company's Common Stock which are presently outstanding. The Selling Shareholders are not restricted in the price or prices at which they may sell their shares and sales of such shares may depress the market price of the Company's Common Stock.
(See "Selling Shareholders".)

   This offering is not being underwritten. The shares will be offered and sold by the Selling Shareholders from time to time at prices to be determined at the time of such sales.

   It is anticipated that sales of the 337,079 shares of Common Stock being offered hereby when made, will be made through customary brokerage channels either through broker-dealers acting as agents or brokers for the Selling Shareholders, or through broker-dealers acting as principals who may then resell the shares in the over-the-counter market or otherwise, or at private sales in the over-the-counter market or otherwise, at negotiated prices related to prevailing market prices at the time of the sales or by a combination of such methods of offering. Thus, the period of distribution of such shares may occur over an extended period of time. The Selling Shareholders will pay or assume brokerage commissions or discounts incurred in the sale of their shares.

   The Company is paying all of the expenses of registering the Common Stock under the Securities Act of 1933, as amended, estimated to be $12,500 for filing, printing, legal, accounting and miscellaneous expenses in connection with the offering.

   On August 15, 1996, the closing sale price of the Company's Common Stock as reported on the NASDAQ Small-Cap-SM- Market was $11.00.

                         -----------------------------

   THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK.  (SEE "RISK FACTORS".)

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         -----------------------------

              The date of this Prospectus is August        , 1996.

___________________________________________________________________________

   No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus in connection with the offer contained in this Prospectus, and, if given or made, such other information or representations must not be relied upon as having been authorized by the Company or the Selling Stockholders. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof.

                             AVAILABLE INFORMATION
                             ---------------------

   The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, Room 1024 and at the following Regional Offices of the Commission: Everett McKinley Dirksen Building, 219 South Dearborn Street, Chicago, Illinois 60604, Room 1204, and Jacob K. Javits Building, 75 Park Place, 14th Floor, New York, New York 10007. Copies of such material also can be obtained at prescribed rates by writing to the Commission, Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Company's Common Stock is quoted on NASDAQ, and financial reports, proxy statements and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc., Washington, D.C.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
                -----------------------------------------------

   The following documents, all which were previously filed with the Commission, are hereby incorporated by reference in this Prospectus:

1. The Company's Annual Report on Form 10-K for the year ended March 31,
   1996.

2. The Company's Quarterly Report on Form 10-Q for the three months ended June 30, 1996.

3. The Company's Current Reports on Form 8-K dated May 31, 1996, June 30, 1996 and Current Reports on Form 8K/A dated August 1, 1996 and August 5, 1996.

   All documents filed by the Company prior to the date of this Prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act prior to the termination of the offering of the shares of Common Stock shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of those documents.

   Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that such statement is modified or replaced by a statement contained in this Prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference into this Prospectus. Any such statement so modified or superseded shall not be deemed, except as so

                                       2
___________________________________________________________________________
modified or replaced, to constitute a part of this Prospectus. The Company undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, including any beneficial owner, a copy of any or all of the documents referred to above that have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents. Written or oral requests for such copies should be directed to Marc I. Becker, Chairman, Network Long Distance, Inc., 525 Florida Street, Baton Rouge, Louisiana 70801, (504) 343-3125.





                                       3
___________________________________________________________________________

                               TABLE OF CONTENTS
                               -----------------


AVAILABLE INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . . . . .2

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE. . . . . . . . . . . . . . .2

PROSPECTUS SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . .5

RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .7

RECENT DEVELOPMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . 10

SELLING SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . . . 11

PLAN OF DISTRIBUTION . . . . . . . . . . . . . . . . . . . . . . . . . . . 12

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12

LEGAL OPINIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13



                                       4
___________________________________________________________________________

                               PROSPECTUS SUMMARY
                               ------------------

   The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this Prospectus.

THE COMPANY

   Network Long Distance, Inc. ("Network" or the "Company"), is a Delaware corporation organized on December 9, 1987. Network maintains its principal executive offices at 525 Florida Street, Baton Rouge, Louisiana 70801, and its telephone number is (504) 343-3125.

   Network is a long distance telecommunications company which provides long distance and telecommunication services for resellers of the Company's services to end-users ("switchless reseller division"), turnkey long distance services for master agents of the Company's services sold to end-users ("agent division") and long distance services for retail customers ("retail division").

   The Company provides long distance services to businesses and residences. The Company transmits long distance telephone calls through and over various types of transmission circuits leased from other telecommunications carriers at fixed or variable rates. Calls can be routed through the Company's switching center, which selects the least expensive among the various available transmission alternatives to complete the call. Calls can also be completed by various underlying carriers and the Company provides billing, customer service and other features relative to the call.

   Based on the comparison of the Company's tariffed rate per minute as compared to other long distance competitors, the Company believes its rates for long distance services to be below those charged by AT&T, MCI and Sprint and are competitive or below rates charged by other interexchange carriers. The Company obtained this information from published Federal Communication Commission Tariff schedules.

   Profits are based on the Company's ability to charge rates in excess of the Company's cost of transmitting calls over the transmission lines selected by the switching equipment or in excess of underlying carrier costs.

   The Company is a provider of long distance services throughout most of the United States. The Company offers a variety of value added features and options designed to attract long distance customers. The Company primarily charges customers on the basis of minutes of usage at rates that vary with the time of day of the call.

   The Company's goal is to establish itself as a second-level long distance telecommunications company. The long distance industry is dominated by the four largest long distance providers namely AT&T, MCI, World Com, Inc. and Sprint, with revenues over $1 billion. The second level, the Company's goal, is comprised of companies under $1 billion but in excess of $100 million in annual revenues. The Company will attempt to achieve this goal through its planned acquisition of other long distance companies, increased call volumes and the addition of new services for its customers.

                                       5
___________________________________________________________________________

   The Company has four subsidiaries, M.M. Ross, Inc., Network Advanced Services, Inc., Network Acquisition Corp. and Long Distance Telcom, Inc. All references to the Company include its subsidiaries and its subsidiaries prior operations, except as stated otherwise.

THE OFFERING

   Securities Offered                 337,079 Shares of Common Stock, $.0001
                                      par value per share.

   Offering Price                     All or part of the Shares offered hereby
                                      may be sold from time to time in amounts and on terms to be determined by the Selling Shareholders at the time of the sale.

   NASDAQ Symbol                      "NTWK"





                                       6
___________________________________________________________________________

                                  RISK FACTORS
                                  ------------

   Prospective purchasers of the Company's Common Stock should carefully consider, together with the other information herein, the following:

DEPENDANCE ON CARRIERS AND THE AVAILABILITY OF TRANSMISSION FACILITIES NOT
ASSURED

   The Company's long distance telephone business is dependent upon lease or resale arrangements with fiber-optic and digital microwave carriers for the transmission of calls. The future profitability of the Company is based upon its ability to transmit long distance telephone calls over transmission facilities leased from others on a cost-effective basis. The Company is currently dependent on two primary carriers, Allnet Communications Services, Inc. and Worldcom Network Services, Inc. ("Wiltel"). The Company leases transmission facilities on one to four year contracts. The Company's contract with Allnet Communications Services, Inc. expires in June 1997 and automatically continues until either party elects to terminate after ninety days written notice. The Company's lease with Wiltel expires the earlier of expending $36 million or in April 1999. The Company utilizes other fiber optic carriers to a lesser extent to supplement communication transport services, however, there can be no assurance that in the future the Company will continue to have access, on an ongoing basis, to transmission facilities at favorable rates.

ADVERSE EFFECT OF SERVICE INTERRUPTIONS

   The Company's business requires that transmission and switching facilities and other equipment be operational 24 hours per day, 365 days per year. Long distance telephone companies, including the Company, have on occasion and may in the future experience temporary service interruptions or equipment failures, in some cases resulting from causes beyond their control. Any such event experienced by the Company would impair the Company's ability to service its customers and could have a material adverse effect on the Company's business.

RECENT LOSSES FROM OPERATIONS

   The Company has incurred losses and was unprofitable for the fiscal year ended March 31, 1996 and experienced minimal profits in the first quarter of its current fiscal year. Although the Company will attempt to attain profitability as its recent acquisitions are integrated more fully into the Company's operations, there is no assurance that this will occur or that the Company will achieve, or be able to sustain, profitable operations.

CHANGE IN CUSTOMER FOCUS

   The Company has recently elected to de-emphasize its wholesale customer base in favor of retail business customers. It is anticipated this transaction will cause additional time requirements of management, however, it is the opinion of management that this will be a positive change in an attempt to achieve profitability with the improvement of accounts receivable collectability.

___________________________________________________________________________

COMPETITION FROM OTHER LONG DISTANCE CARRIERS AND NEW COMPANIES

   The long distance telecommunications industry is intensely competitive and is significantly affected by the introduction of new services and the market activities of industry participants. Competition in the long distance business is based upon pricing, transmission quality, customer service, cost of underlying facilities and to a lesser extent, value-added services. The Company is characterized as a level three long distance company with revenues of less than $100 million a year. As a result, it competes with AT&T, MCI, WorldCom, Inc. and Sprint, which comprise level one, and other national and regional long distance carriers which comprise level two and other level three long distance companies. Some of the Company's competitors have greater name recognition, more extensive transmission networks and greater engineering and marketing capabilities than the Company and have, or have access to, substantially greater financial and personnel resources than those available to the Company. Various regulatory factors can also have an impact on the Company's ability to compete. For example, AT&T, which is the Company's largest competitor, has achieved greater flexibility over the years after the lessening of tariff regulations, allowing it to price its services more aggressively. The ability of the Company to compete effectively in the telecommunications industry on all levels will depend upon its continued ability to provide high quality, market-driven services at prices generally similar to, or less than, those charged by its competitors. There can be no assurance that the Company will be able to compete successfully with existing or future companies.

   The long distance telecommunications industry and the Company have potential new competitors entering with new or add on technology. Cable systems, satellite transmission companies and personal communication systems
(PCS), may offer long distance communication services, as well as, video, data and interactive media services.

CHANGES IN GOVERNMENT REGULATION OF LONG DISTANCE COMPANIES

   The Company is subject to extensive regulation at the federal and state levels. The regulatory environment varies substantially by jurisdiction.

   The regulation of the telecommunications industry is changing rapidly, and the regulatory environment varies substantially from state to state. There can be no assurance that future regulatory changes will not have a material adverse impact on the Company. Recent developments include, without limitation, enactment of legislation that modifies the 1982 AT&T divestiture decree's (the "AT&T Divestiture Decree") restrictions on the provision of long distance services between local access and transport areas ("LATAs"), as defined in the AT&T Divestiture Decree, by the Bell Operating Companies ("BOCs"); action by the Federal Communications Commission (the "FCC") or state public utility or service agencies ("PUCs") changing access rates charged by local exchange carriers ("LECs") and making other related changes to access and interconnection policies, certain of which could have adverse consequences for the Company; related FCC and state regulatory proceedings considering additional deregulation of LEC access pricing; and various legislative and regulatory proceedings that would result in new local exchange competition.

                                       8
___________________________________________________________________________

   On February 8, 1996, President Clinton signed legislation, that: without limitation, permits the BOCs to provide domestic and international long distance services to customers outside of their home regions upon a finding by the FCC that the petitioning BOC has satisfied certain criteria for opening up its local exchange network to competition and that its provision of long distance services would further the public interest to customers within their home regions; removes existing barriers to entry into local service markets; significantly changes the manner in which carrier-to-carrier arrangements are regulated at the federal and state level; establishes procedures to revise universal service standards; and establishes penalties for unauthorized switching of customers. The FCC has instituted proceedings addressing the implementation of this legislation. The Company cannot predict the effect such legislation or the implementation such regulation will have on the Company or the industry.

ADVERSE EFFECT OF RAPID TECHNOLOGICAL CHANGES AND SERVICE

   The telecommunications industry has been characterized by rapid technological change, frequent new service introductions and evolving industry standards. The Company believes that its future success will depend on its ability to anticipate such changes, and to offer on a timely basis services that meet these evolving industry standards. There can be no assurance that the Company will have sufficient resources to make the investments necessary to acquire new technology or to introduce new services that would satisfy an expanded range of customer needs.

DEPENDENCE ON MANAGEMENT FOR SUCCESSFUL OPERATIONS AND CONTINUED GROWTH

   Continued growth and expansion of the Company depends on continued active participation of Michael Ross and Marc Becker, two of the current Officers and Directors of the Company. The Company has employment agreements with Mr. Ross and Mr. Becker which commenced on January 1, 1994 and terminate December 31, 1997, however these agreements do not contain non-compete provisions. The Company currently has "key-man" insurance on its Officers. The cost of the "key-man" insurance is currently paid from operating revenues and in the future, will be paid from operating revenues. The loss of the services of either of these individuals could adversely affect the continuation and future development of the Company's business. Messrs. Ross and Becker devote 100% of their time to the business of the Company.

DIVIDEND POLICY

   The Company has paid no cash dividends on its Common Stock and has no present intention of paying cash dividends in the foreseeable future. It is the present policy of the board of Directors to retain all earnings to provide for the growth of the Company. Payment of cash dividends in the future will depend, among other things, upon the company's future earnings, requirements for capital improvements, the operating and financial conditions of the Company and other factors deemed relevant by the Board of Directors.

EXPANSION POLICY

   The Company is committed to an expansion policy of acquiring other long distance and telecommunications companies for cash and the Company's common stock. The Company may be required to raise additional capital and continue to issue common stock to facilitate its expansion policy. There can be no

                                       9
___________________________________________________________________________
assurance that funding will be available and as the Company issues its common stock for cash or in connection with an acquisition, existing shareholders will face dilution of their existing investment in the Company.

                              RECENT DEVELOPMENTS
                              -------------------

UNIVERSAL NETWORK SERVICES, INC.

   On May 8, 1996, effective May 31, 1996, the Company acquired all or substantially all of the assets and assumed certain liabilities of Universal Network Services, Inc. of Newport Beach, California ("UniNet"). UniNet is an interexchange carrier that provides telecommunications services to both residential and business customers throughout the United States and in certain foreign countries. These assets consist of certain of UniNet's long distance customer accounts and associated accounts receivable as of May 31, 1996. The customer accounts which were purchased include retail customer contracts, applications for service, applications for credit, customer lists, databases, mailing lists and billing information.

   The Company purchased the UniNet assets for approximately $3,628,000 in cash and 243,758 shares of common stock with a value of approximately $2,800,000 on the date of the transaction. Of the 243,758 shares given, approximately 49,000 shares are held in escrow pending certain achievements in the acquired customer base.

LONG DISTANCE TELCOM, INC.

   On June 30, 1996, the Company purchased all of the issued and outstanding stock of Long Distance Telcom, Inc., formerly known as Telecommunications Ventures Limited Partnership No. 1, DBA Blue Ridge Telephone ("Blue Ridge"). The Company issued a total of 337,079 shares valued at approximately $3,700,000 in exchange for the Blue Ridge shares. The number of shares issued to Blue Ridge was based upon a multiple of the dollar amount of Blue Ridge's monthly revenue and accounts receivable and the market price of the Company's common stock.

   The Company believes the acquisition of the UniNet assets and Blue Ridge to be beneficial as it will allow for the consolidation and reduction in overhead costs while increasing overall revenues from operations. The Company also believes the acquisitions will enhance its corporate image in an area of the country in which it has had limited operations and may provide additional acquisition opportunities.

   There exists no material relationship between the Company, its officers and directors and the UniNet and Blue Ridge officers, directors or affiliates. The restricted common stock used by the Company to purchase Blue Ridge and the assets of UniNet were from the Company's authorized but unissued common stock.


                                       10
___________________________________________________________________________

                              SELLING SHAREHOLDERS
                              --------------------

   All of the securities offered hereby are to be offered for the account of the security holders set forth below ("Selling Shareholders").

                           Shares Beneficially     Shares Beneficially
                             Owned Prior to               Owned
            Name              Offering (1)           After Offering
      ----------------     ------------------      ------------------
Linda L. Astle                   3,980                     -0-
James H. Bancroft &
  Carolyn A. Bancroft            3,980                     -0-
Robert K. Barry &
   Candia C. Barry               3,980                     -0-
Robert F. Bottone &
   Kathleen R. Bottone           3,980                     -0-
Dannie Burke                     7,959                     -0-
Wesley J. Cantrall &
   Jane Cantrall                 3,980                     -0-
Joseph B. Chopek                 3,980                     -0-
Margaret Stiteler Chopek       230,616                     -0-
Joseph J. Coury
   c/o Coury Fncl
   Svcs One Skyline              3,980                     -0-
Joseph Ray Daniel                3,980                     -0-
David Harbold                    3,980                     -0-
Gladys H. Hirschman              3,980                     -0-
Cathleen G. Hook                 3,980                     -0-
I&B Partnership                  1,990                     -0-
James L. Inskeep Jr. &
   Amy L. Inskeep Jr             1,990                     -0-
James W. Jones &
   Ellen I. Jones                1,990                     -0-
Brian R. Jack &
   Elizabeth J. Jack             3,980                     -0-
Joseph C. Kincheloe              3,980                     -0-
Clarence Kunstmann &
   Elizabeth Kunstmann           3,980                     -0-
The Estate of Norman B. Martin   3,980                     -0-
Robert J. Prochko &
   Judith A. Prochko             3,980                     -0-
Prudential Securities Cust F/B/O
   Leslie Ulanow                 3,980                     -0-
Charles W. Rochner &
   Martin Rochner                3,980                     -0-
Tracy Rutherford                   995                     -0-
Robert Seedlock                  3,980                     -0-
John Spargo                      7,959                     -0-
Carlton L. Stiteler &

___________________________________________________________________________

   Nina T. Stiteler              3,980                     -0-
Charles O. Turner &
   Wynnell E. Turner             3,980                     -0-
                               -------
        Total                  337,079
                               =======
____________________________

(1) All shares were issued by the Company in connection with the purchase of all the outstanding stock of Long Distance Telcom, Inc. on June 30, 1996.


                              PLAN OF DISTRIBUTION
                              --------------------

       The Selling Shareholders are not restricted as to the prices at which they may sell their shares and sales of such shares at less than the market price may depress the market price of the Company's Common Stock. Further, the Selling Shareholders are not restricted as to the number of shares which may be sold at any one time, and it is possible that a significant number of shares could be sold at the same time which may also have a depressive effective on the market price of the Company's Common Stock. However, it is anticipated that the sale of the Common Stock being offered hereby will be made through customary brokerage channels either through broker-dealers acting as agents or brokers for the seller, or through broker-dealers acting as principals, who may then resell the shares in the over-the-counter market, or a private sale in the over-the-counter market or otherwise, at negotiated prices related to prevailing market prices and customary brokerage commissions at the time of the sales, or by a combination of such methods. Thus, the period for sale of such shares by the Selling Shareholders may occur over an extended period of time.

       There are no contractual arrangements between or among any of the Selling Shareholders and the Company with regard to the sale of the shares and no professional underwriter in its capacity as such will be acting for the Selling Shareholders.


                                    EXPERTS
                                    -------

       The financial statements of Network Long Distance, Inc., incorporated by reference in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

       The financial statements of Network Long Distance, Inc., incorporated by reference in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their reports, have been audited by Faulk and Winkler LLC, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                                       12
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

       The financial statements of Universal Network Services, Inc., incorporated by reference in this prospectus and elsewhere in the registration statement,to the extent and for the periods indicated in their reports, have been audited by Corbin & Wertz, independent certified public accountants, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

       The financial statements of Telecommunications Ventures Limited Partnership No. 1 T/A Blue Ridge Telephone incorporated by reference in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their report, have been audited by Yount, Hyde & Barbour, P.C., independent certified public accountants, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.


                                 LEGAL OPINIONS
                                 --------------

       The legality of the Shares offered hereby will be passed upon for the Company by John B. Wills, Attorney At Law.



                                       13
___________________________________________________________________________

                                    PART II
                                    -------

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

       The estimated expenses of the offering, all of which are to be born by the Registrant, are as follows:

     SEC Filing Fee. . . . . . . . . . . . . . .$  1,278.58
     Printing Expenses . . . . . . . . . . . . .     500.00  *
     Accounting Fees and Expenses. . . . . . . .   4,000.00  *
     Legal Fees and Expenses . . . . . . . . . .   4,500.00  *
     Miscellaneous . . . . . . . . . . . . . . .   1,721.42  *
                                                 ----------
         Total . . . . . . . . . . . . . . . . . $12,000.00
                                                 ==========

_________________________

*Estimated

ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

1)     Section 145 of the General Corporation Law of Delaware provides:

                 "(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonable incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of NOLO CONTENDERE, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

                                      II-1
___________________________________________________________________________

                 (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

                 (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b), or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

                 (d) Any indemnification under subsections (a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b). Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

                 (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this Section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

                                      II-2
___________________________________________________________________________

                 (f) The indemnification and advancement of expenses provided by, or grated pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses my be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

                 (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

                 (h) For purposes of this Section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

                 (i) For purposes of this Section, references to "other enterprises": shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation": as referred to in this Section.

                 (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person."

                                      II-3
___________________________________________________________________________

2)    Article IX of the Company's Articles of Incorporation provide as follows:

                                   ARTICLE IX
          INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS

       (a) The corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of NOLO CONTENDERE or its equivalent, shall not, or itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

       (b) The corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter at to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

       (c) To the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b), or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

       (d) Any indemnification under subsections (a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the

                                      II-4
___________________________________________________________________________
applicable standard of conduct set forth in subsections (a) and (b). Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum or disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

       (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this Section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

       (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders of disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

       (g) The corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

       (h) For purposes of this Section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

       (i) For purposes of this Section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries

                                      II-5
___________________________________________________________________________
of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this Section.

       (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

ITEM 16.    EXHIBITS.

       The following Exhibits are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-K:

Exhibit No.                               Title
- -----------                               -----

         5 Opinion of John B. Wills, Attorney at Law, regarding the legality of the securities being registered dated August 15, 1996.

       24.1            Consent of John B. Wills, Attorney at Law, dated August
                       15, 1996.

       24.2            Consent of Arthur Andersen LLP dated August 27, 1996.

       24.3            Consent of Faulk & Winkler LLC dated August 27, 1996.

       24.4            Consent of Corbin & Wertz dated August 27, 1996.

       24.5            Consent of Yount, Hyde & Barbour, P.C. dated August 27,
                        1996.


ITEM 17.    UNDERTAKINGS.

       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

       The undersigned Registrant hereby undertakes:

                                      II-6
___________________________________________________________________________

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant of Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                      II-7
___________________________________________________________________________

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baton Rouge, State of Louisiana on August 27, 1996.

                                      NETWORK LONG DISTANCE, INC.


Date: August 27, 1996                 By:  /s/ Michael M. Ross
                                         ----------------------------------
                                          Michael M. Ross, President
                                          and Chief Executive Officer


Date: August 27, 1996                 By:  /s/ Marc I. Becker
                                         ----------------------------------
                                         Marc I. Becker, Vice President,
                                         Secretary, Principal Financial Officer
                                         and Principal Accounting Officer

SIGNATURE                                      DATE
- ---------                                      ----


 /s/ Michael M. Ross                            August 27, 1996
- ------------------------------                 -----------------------------
Michael M. Ross


 /s/ Marc I. Becker                             August 27, 1996
- ------------------------------                 -----------------------------
Marc I. Becker


 /s/ Joseph M. Edelman                          August 27, 1996
- ------------------------------                 -----------------------------
Joseph M. Edelman


 /s/ Leon L. Nowalsky                           August 27, 1996
- ------------------------------                 -----------------------------
Leon L. Nowalsky


 /s/ Russell J. Page                            August 27, 1996
- ------------------------------                 -----------------------------
Russell J. Page


 /s/ Tim Sledz                                  August 27, 1996
- ------------------------------                 -----------------------------
Tim Sledz

                                      II-8
___________________________________________________________________________

                          NETWORK LONG DISTANCE, INC.

                        FORM S-3 REGISTRATION STATEMENT

                                 EXHIBIT INDEX
                                 -------------
Exhibit Number
in Registration                                            Sequentially
  Statement            Description                        Numbered Pages
- --------------         -----------                        --------------

      5              Opinion of John B. Wills,
                     Attorney at Law dated August 15, 1996

    24.1             Consent of John B. Wills,
                     Attorney at Law dated August 15, 1996

    24.2             Consent of Arthur Andersen LLP
                     dated August 27, 1996

    24.3             Consent of Faulk and Winkler LLC
                     dated August 27, 1996

    24.4             Consent of Corbin & Wertz
                     dated August 27, 1996

    24.5             Consent of Yount, Hyde & Barbour, P.C.
                     dated August 27, 1996